EXHIBIT 99.3

SCHMITT INDUSTRIES COMPLETES SALE OF

SBS BUSINESS LINE FOR $10.5 MILLION

November 27, 2019	NASDAQ: SMIT

Portland, Oregon, – Schmitt Industries, Inc. (“Schmitt” or the “Company”) (NASDAQ: SMIT) today announced that it has closed on the sale of its Schmitt Dynamic Balance Systems (“SBS”) business line to Tosei Engineering Corp. and Tosei America, Inc. (collectively “Tosei”), for a purchase price of $10.5 million in cash, subject to customary post-closing adjustments.

In conjunction with the sale, Tosei has entered into a 10-year triple net lease of Schmitt’s 28th Avenue manufacturing facility. Base rent for the first twelve months will be approximately $23 thousand a month.

Michael Zapata, Chairman and CEO of Schmitt, commented, “Our board believes this transaction is a win for everyone. I want to recognize our SBS team for their dedication and contributions to Schmitt over the years. The sale aligns the SBS team and business line with a dedicated strategic partner and unlocks significant value for shareholders. Moving forward, we are excited to focus on our Xact and Acuity business lines and will maintain options for further value creation for our shareholders.”

Schmitt will allocate net proceeds among organic investment opportunities, acquisitions, and capital returns to shareholders based on expected return on invested capital.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines.

About Tosei Engineering Corp.

Tosei Engineering Corp., a 100% owned subsidiary of Tokyo Seimitsu Co., Ltd., established in 1949 and headquartered in Japan, designs, manufactures and sells semiconductor manufacturing equipment and measuring products under the corporate brand of ACCRETECH worldwide.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Michael R. Zapata, Chairman and Chief Executive Officer (503) 227-7908 or visit our web site at www.schmitt-ind.com